                                                                   EXHIBIT 10.37

                       EMPLOYMENT AND TRANSITION AGREEMENT

         This EMPLOYMENT AND TRANSITION AGREEMENT (the "Agreement"), is made and entered into on and effective as of November 3, 2003, (the "Effective Date") by MATTHEW NEVILLE, residing at 425 Easton Avenue, Geneva, Illinois, hereinafter referred to as "you," and Cabot Microelectronics Corporation, hereinafter referred to as "CMC" on behalf of themselves, their heirs, successors and assigns.

         WHEREAS, you agree that you are entering into this Agreement voluntarily and have been advised to consult an attorney prior to signing it;

         WHEREAS, you agree that the cash and other consideration provided pursuant to this Agreement is adequate consideration for the mutual terms, covenants and conditions of it, therefore, the parties do hereby agree as follows:

         1. PURPOSE OF AGREEMENT. The parties have entered into this agreement to secure for CMC, the services of Matthew Neville in connection with the transition of CMC to new executive leadership and to obtain the benefit of his executive advice in light of his many years of service to CMC, to recognize his contributions to CMC as an employee, officer, director and as Chairman, and to clarify the rights and obligations of the parties following his decision to leave his position as Chairman, President, Chief Executive Officer and Director of CMC.

         2. CONSIDERATION; TERM OF EMPLOYMENT. Upon the execution of this Agreement, CMC will:

         a. Continue your employment for the two-year period beginning on the Effective Date and ending on the second anniversary of the Effective Date, November 3, 2005 (the "Extended Employment Term"). Your employment with CMC will be terminated on November 3, 2005, or earlier as otherwise may be specifically provided in this Agreement ("Termination Date").

         b. During the Extended Employment Term, CMC will pay you an annual base salary equal to $400,000 in accordance with CMC's normal payroll practices, subject to normal withholding for state and federal taxes, FICA and other payroll deductions.

         c. CMC will pay you a bonus of $300,000, for the fiscal year ended September 30, 2003, on or before December 12, 2003, subject to normal withholding for state and federal taxes, FICA and other payroll deductions.

         d. Any and all non-qualified stock options ("NQSOs") granted to you pursuant to the Amended and Restated 2000 Equity Incentive Plan (the "EIP") and applicable Grant Agreements for such NQSOs previously vested or that become vested pursuant to their terms during the Extended Employment Term are and will remain exercisable only pursuant to the respective Grant Agreements and EIP. Schedule A hereto lists the NQSOs that have been granted, which shall continue to vest and be exercisable throughout the Extended Employment Term in accordance with the Grant Agreements for such NQSOs and the terms of the EIP.

                  You will not be eligible for any new or additional awards of stock options pursuant to the EIP or any other CMC stock option plan or program presently existing or adopted hereafter or for any new or additional deferral of income under any deferred compensation plan or program presently existing or adopted hereafter, including but not limited to the Short Term Bonus program. Other than as may be provided in any Grant Agreement for previously granted NQSOs or in the EIP, there will be no effect on any stock option heretofore awarded, whether or not such stock option has vested, nor shall there be any effect on any deferral of income that has already taken place. Following the Effective Date, you may exercise and sell your vested NQSOs in accordance with the terms of the EIP and applicable Grant Agreements, and the requirements of the securities laws of the United States, including laws relating to the purchase or sale of securities while in possession of material nonpublic information about CMC.

         e. During the Extended Employment Term, you will be eligible to continue to participate in the health and welfare benefit programs that may be made generally available to employees of CMC in effect from time to time in accordance with the normal policies and practices of CMC, including CMC's group health, life and disability insurance programs. At the end of the Extended Employment Term, CMC will offer you the right to continue coverage under the CMC Group Welfare Benefit Plan in which you participated on the last day of the Extended Employment Term (so-called "COBRA coverage"). If you elect to continue your participation in the Group Welfare Benefit Plan under COBRA by signing and returning the COBRA election form to CMC at the end of the Extended Employment Term, for the eighteen month period following the end of the Extended Employment Term, CMC will pay the premium cost of your coverage and that of your eligible dependents under the Group Welfare Benefit Plan. CMC reserves the right to amend, modify, terminate or discontinue the health and welfare benefit programs provided to its employees, or the costs associated therewith, at any time. No such change shall adversely affect your benefits unless it is applicable to all other employees and executives of CMC.

         f. During the Extended Employment Term, you will remain eligible to continue to participate in CMC's qualified and non-qualified retirement plans in accordance with the terms and provisions of such plans, including without limitation the Supplemental Executive Retirement Plan. At the end of the Extended Employment Period, you will be entitled to the distribution or payment of benefits under CMC's qualified and non-qualified retirement plans, in accordance with the terms of those plans.

         g. Shares of CMC stock held by you under the Deposit Share Agreement dated December 27, 2002, will be held in accordance with that agreement and the Deposit Share Program.

         h. During the Extended Employment Term, CMC will permit you to attend in-house training and educational programs and shall reimburse any professional society dues up to a limit of $250 per year.

         i. During the Extended Employment Term, CMC will continue to reimburse you for the annual membership fee for the American Airlines Admirals Club.

         j. During the Extended Employment Term, you may terminate your employment at any time without liability to CMC. Upon such termination, however, you will not be entitled to further payments or benefits hereunder. Your obligations and Release of Claims under this Agreement shall remain in full force and effect, except for your obligation to provide services under
                  Section 3, despite any termination.

The consideration under this Agreement shall constitute full and final settlement and satisfaction of any and all claims, demands, or causes of action, whether known or unknown, whether for damages or otherwise. No other consideration shall be provided to you for any reason and you agree you will not receive or be eligible for any other consideration in any form. To the extent it is determined that federal or state taxes are due on any part of these proceeds, such taxes and any related penalty or interest charges shall be solely your responsibility. As of the Termination Date you will execute a Second General Release, Settlement, and Covenant Not to Sue in favor of CMC, and CMC will execute a General Release, Settlement, and Covenant Not to Sue in your favor, both of which will be without prejudice to any then existing dispute.

         3. SERVICES DURING THE EXTENDED EMPLOYMENT TERM. You are submitting , on the Effective Date, your resignation as President and Chief Executive Officer, Director and Chairman of the Board of Directors of CMC, but you shall remain an employee of CMC in an executive advisory role. You agree that during the Extended Employment Term:

         a. You will from time to time provide executive advisory services for CMC as reasonably requested by the Chief Executive Officer and directly to the Chief Executive Officer, at times reasonably agreeable to you, in order to assist in completion of the transition allowing the new Chief Executive Officer to assume responsibility for the business and affairs of CMC, through November 30, 2003, during which time you will make yourself available on up to a full-time basis to provide advice and counsel (but not performance of regular duties or execution of policy except as you and the Chief Executive Officer may agree) and thereafter to be available for telephone consultation as matters arise, up to ten hours a month and on-site consultation at CMC headquarters for no more than one day a month (or for such additional time as you and the Chief Executive Officer may agree).

         b. You will cooperate fully with CMC in any investigation, negotiation, litigation or other action arising out of any transaction or business decision in which you were involved or of which you have knowledge during your employment by CMC.

         c. You will give a certified written statement, in the form of a Management Representation Letter, as to your knowledge of CMC's financial statements and financial condition as of the Effective Date to the Audit Committee of CMC's Board of Directors and to CMC's external auditors, to the extent the same is within your knowledge.

         d. You will provide services hereunder from a location or locations agreeable to you.

         e. You agree to continue to comply with CMC's Code of Business Conduct, applying in good faith the same standards as applied to other CMC employees.

         f. CMC will pay your reasonable legal fees in negotiating this Agreement.

         4.       TERMINATION.

         a. If you die during the Extended Employment Term, all payments hereunder shall be paid to your estate or designees.

         b. Notwithstanding the foregoing or any provisions of this Agreement to the contrary, if CMC terminates your employment during the Extended Employment Term for Cause (as defined below), CMC shall cease all payments and benefits not theretofore due and payable provided for under Section 2 of this Agreement and no stock options not already vested shall vest. For purposes of this Agreement, "Cause" shall be the:
                  (i) conviction of or entering a guilty plea with respect to a felony, whether or not connected with CMC or other criminal conduct causing material harm to CMC; (ii) commission of any act of fraud (knowing material misrepresentation of fact or actionable material omission of fact) causing material harm to CMC; (iii) theft, embezzlement or misappropriation of any property of CMC having material financial value; (iv) material knowing failure to observe or comply with CMC's Code of Business Conduct; or (v) material knowing violation of the Proprietary Rights Agreement/Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement for Employees signed by you.

         5. RELEASE BY YOU In consideration of this Agreement and the consideration provided hereunder, you, for yourself and, to the extent you have legal authority to do so, on behalf of your heirs, executor, administrator, successors and assigns claiming by or through you, (hereinafter in this paragraph referred to as the "Releasers"), hereby release, acquit, and forever discharge CMC and/or its subsidiaries, and the respective officers, employees, directors and benefits plans of CMC and its subsidiaries (hereafter in this Agreement collectively referred to as the "Releasees"), of and from any and all actions, causes of action, claims, demands, rights, damages, costs, expenses, and liabilities of any nature whatsoever, whether now or heretofore known or unknown, accrued or unaccrued, or alleged or not alleged as of the Effective Date, including but not limited to those which are based upon, exist on account of, or in any way arise out of:

         a. Any and all acts, omissions or activities of the above-named Releasees occurring on or prior to the Effective Date of this Agreement, including those in any way connected, directly or indirectly, with your employment, and the claims defined in subparagraph (b), below;

         b. Any and all claims alleged or to be alleged, including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., Title

                  VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., the Illinois Human Rights Act, 735 ILCS 5/1-101, et seq., and any other claims arising under laws pertaining to breach of contract, wrongful discharge or any other federal, state or local laws relating in any way to employment, and claims of any of the parties against any Releasees based upon any cause of action they now have or may have in the future arising from any facts or circumstances existing on or prior to the Effective Date of this Agreement, including but not limited to all claims for costs or attorney's fees.

This Release shall not apply to claims, demands, actions or causes of action arising out of the performance or non-performance by any person of any term, covenant or condition of this Agreement or subsequent to the Effective Date of this Agreement or any agreement or plan under which you retain rights by virtue of the provisions of this Agreement subsequent to this Agreement. CMC, the chief financial officer, general counsel, and board of directors of CMC each agree and affirm that, as of the Effective Date, they know of no claims against you resulting from your employment and service with CMC.

You affirm and acknowledge that: 1) you have been advised by CMC to consult with an attorney about the terms of this Agreement before signing it; 2) you have been given a reasonable period of time to consider this Agreement and to decide whether to sign it; 3) you have read and understand this Agreement; and 4) you voluntarily enter into and execute it of your own free will with full knowledge of its terms and conditions.

         6. ENFORCEMENT OF AGREEMENT. In any action brought to enforce or rescind this Agreement, the courts of the State of Illinois and the District Court for the Northern District of Illinois, Eastern Division, shall have jurisdiction and venue with respect to each party hereto. This Agreement may be pleaded as the basis for a claim for relief or as a full and complete defense, as may be appropriate, and where appropriate, may be used as the basis of an action for specific performance or otherwise seeking an injunction. You agree and affirm that you have not and will never institute, maintain or participate in, or in any way aid in the institution or prosecution of, any claim, action or proceeding of any kind against CMC or the other Releasees, including but not limited to, claims related to your employment with CMC or the termination of that employment barred by the foregoing release provisions.

         7. RIGHT TO REVOKE. You have at least twenty-one (21) calendar days measured from the day this Agreement is presented to you (until NOVEMBER 24, 2003), to consider this Agreement, however, you may execute this Agreement before that time, and you certify, by such execution, that you knowingly and voluntarily waived the right to the full 21 days with no pressure by CMC to do so. If you do not execute this Agreement by NOVEMBER 24, 2003, the end of the 21 day period, and return it to CMC on or before NOVEMBER 24, 2003, you will not be eligible for the consideration specified in this Agreement. Also, you may revoke this Agreement within seven (7) days of its Effective Date, by sending written notice to H. Carol Bernstein, Vice President, Secretary and General Counsel, at CMC . If you revoke this Agreement, you will not receive the consideration specified herein. Your resignation from your positions as Chairman, President and Chief Executive Officer of CMC and as a Director of CMC is and will be unaffected by any revocation of, or failure to execute, this Agreement by you.

         8. ATTORNEYS' FEES. In any action brought by any party under or related to this Agreement, you will be entitled to the recovery of a reasonable attorneys' fee and reasonably incurred costs of litigation incurred by you, if you are a prevailing party with respect to claims or defenses based on the Agreement.

         9. CONSTRUCTION OF AGREEMENT AND RELATED DOCUMENTS. This Agreement and the documents required hereby shall be construed in accordance with the laws of the State of Illinois. This provision is not intended to alter the governing law provisions applicable to any other plan or agreement, except where required to fulfill the intent of this Agreement.

         10. NO ADMISSION OF LIABILITY. This Agreement is not to be construed as an admission of liability on the part of any party hereto or to any other party. The parties expressly deny liability for any claims asserted or which could have been asserted against them, and enter into this Agreement for the sole purpose of avoiding litigation with respect to any disputed claims that are or could be asserted.

         11. INTEGRATION. This Agreement signed by the parties hereto, constitutes the final written expression of the parties and is a complete and exclusive statement of those terms and conditions. Each of the parties acknowledges that no representations or promises not expressly contained in this Agreement and the documents required hereby have been made by any party or by the agents or representatives of any party.

         12. NO DISPARAGEMENT. You agree not to make disparaging, malicious, or otherwise negative comments about CMC and/or its personnel, officers, directors, products, services, vendors and vendor personnel, customers and customer personnel, other related third parties, practices or policies. CMC agrees not to make disparaging, malicious or otherwise negative comments about you to any third party and agrees that it shall inform its executive officers of such obligation. The provisions of this Section 12 shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, and shall not require CMC or you to make false statements or disclosures.

         13. CONFIDENTIAL/PROPRIETARY INFORMATION. You agree to maintain all proprietary/confidential information and personal and intellectual property of CMC and to not disclose to any third party or use CMC's proprietary/confidential information. You affirm and agree that your obligations pursuant to the Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement for Employees in Arizona, Colorado, Illinois, Massachusetts, and Texas you signed on October 26, 2000 and any predecessor agreements ("Confidentiality Agreement"), including but not limited to those to protect all CMC proprietary/confidential information from disclosure and use, and to uphold your non-compete/non-solicit obligations in section 3 of the Confidentiality Agreement, and the Confidentiality Agreement itself remain in full force and effect independent from your obligations under this Agreement, but that to the extent necessary the consideration stated in
Section 2 of this Agreement also constitutes additional consideration for your obligations under the Confidentiality Agreement, which are restated, affirmed by you, and incorporated into this Agreement by reference. The provisions of the Confidentiality Agreement are hereby amended as follows: no notice of termination of employment shall be required.

         14. RESIGNATION AS OFFICER AND DIRECTOR. You agree that you have resigned your position as the Chairman of the Board of Directors, President and Chief Executive Officer of CMC, and your positions with Cabot Microelectronics Global Corporation, effective as of November 2, 2003, by written notice to CMC, in the form attached hereto. You further agree that you have resigned your position as a Director of CMC, effective as of November 2, 2003, by written notice to CMC, in the form attached hereto.

         15. INSURANCE AND INDEMNIFICATION. Any director's and officer's liability insurance carried by CMC and your indemnification letter agreement dated December 1, 2000 will apply to you as a past officer pursuant to the terms of any such insurance and such indemnification letter agreement and in a manner similar to that provided for any other past officer or director of CMC. CMC agrees that a prompt determination shall be made with respect to the question of whether indemnification of you is proper in the circumstances pursuant to
Section 145 of the Delaware General Corporation Law (the "DGCL") and upon receipt of an undertaking from you as specified in Section 145(e) of the DGCL, CMC shall pay in advance the expenses incurred by you in defending any matter referred to therein not otherwise covered by insurance.

         16. AMENDMENT OF CHANGE IN CONTROL AGREEMENT. On the Effective Date, CMC will give you notice of termination of the Change in Control Severance Protection Agreement executed by you and CMC on November 10, 2000, as amended (the "Change in Control Agreement"), pursuant to clause (i) of Section 1.1 of the Change in Control Agreement, which will have the effect of causing the Change in Control Agreement to terminate on November 3, 2004. This Agreement shall not be construed as your voluntary termination of employment other than during the One-Year Window Period or without Good Reason under clause (iii) of
Section 1.1 of the Change in Control Agreement. The payments provided in the Change of Control Agreement will be made available to you in the alternative or in lieu of and not in addition to the payments provided Section 2.b of this Agreement. If you are terminated pursuant to a Change in Control as defined in the Change in Control Agreement, then the terms of such agreement shall apply and you shall not receive the remaining payments provided for in section 2.b of this Agreement.

         17. SECURITIES LAW MATTERS. CMC agrees that it shall not seek to or exercise control over or limit your purchases or sales of stock in CMC, including without limitation transactions relating to your stock options, except as mandated by and to the extent mandated by the federal securities laws.
Further:

         CMC acknowledges that on the Effective Date you are no longer an "affiliate" within the meaning of Rule 144(a)(1) adopted pursuant to the Securities Act of 1933, as amended.

         CMC agrees that you may provide Rule 144 letter of counsel by and through counsel of your own choice, including outside counsel of your choosing.

         CMC agrees that no practice or policy now or hereafter adopted shall permit it to limit or regulate your purchases or sales of or other transactions in stock of CMC, including without limitation transactions relating to your stock options, except as mandated by and to the extent mandated by the federal securities laws, and/or the EIP or applicable Grant Agreements.

         No new policy or change in policy governing employees adopted hereafter governing purchases or sales of or other transactions in stock of CMC shall be applied to you, including without limitation transactions relating to your stock options, except as mandated by and to the extent mandated by the federal securities laws.

         CMC acknowledges that to its knowledge and to the knowledge of its general counsel, upon the announcement of your resignation, this agreement, and the appointment of a new Chief Executive Officer, you will no longer be a Section 16(b) insider, except as mandated by federal securities laws.

         CMC agrees that it will exercise good faith efforts to avoid providing you with material non-public information during its consultations with you from this day forward, and that in the event doing so is needed to secure your advice as provided above, it will give you written notice of the specific material non-public information being provided at the time it is provided and of the expected date it will no longer be material non-public information. CMC will notify you immediately when the information, or any part of it, is no longer material non-public information. CMC agrees that after such consultation, it will exercise good faith efforts to avoid providing you with new material, non-public information for at least one week following such notice.

         CMC will, upon the expiration of the Rule 144 period, remove any restrictive legends from your CMC stock or other securities, except with respect to shares held under your Deposit Share Agreement.

         18. COUNTERPART ORIGINALS. This Agreement may be executed in multiple counterpart originals and shall have the same force and effect as if all signatures appeared on the same original.

         19. FURTHER DOCUMENTATION. To the extent applicable, the parties shall execute such other and further documents as may be reasonably necessary to carry out the terms and conditions of this Agreement.

         20. SEVERABILITY. It is the intent of the parties that each and every provision in this Agreement be enforced. To the extent any provision is held unenforceable, such unenforceability shall not render the remaining terms hereof unenforceable.

         IN WITNESS WHEREOF, the parties hereto have executed counterpart originals of this Agreement as of the date entered above.

                                          CABOT MICROELECTRONICS CORPORATION

                                          By: __________________________________
By: ________________________________          __________________________
             MATTHEW NEVILLE                  __________________________

THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU ARE ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING IT.

                                   SCHEDULE A

                                     OPTIONS

         SEE INDIVIDUAL GRANT AGREEMENTS AND EIP FOR TERMS OF EACH GRANT

                       NUMBER OF
  GRANT DATE            SHARES
  ----------            ------
April 4, 2000            75,000

May 1, 2001             100,000

May 1, 2002             100,000

Dec. 11, 2002           100,000

                                   SCHEDULE B

                                [CMC Letterhead]

                                November 2, 2003

Board of Directors
Cabot Microelectronics Corporation

Ladies and Gentlemen:

         I hereby resign from the office of Chairman of the Board, President and Chief Executive Officer and as a Director of Cabot Microelectronics Corporation (the "Company") and from all offices that I hold with subsidiaries of the Company, effective immediately.

                                                     Very truly yours,

                                                     Matthew Neville